EXHIBIT 10.14

ActivCard, Inc.
6623 Dumbarton Circle
Fremont, CA 94555
Tel: 510.574.0100
Fax: 510.574.0101

October 14, 2003

Frank W. Bishop, Jr.

26 Sylvian Way

Los Altos, CA 94022

Dear Frank:

I am pleased to offer you a position with ActivCard, Inc. as Senior Vice President of Product Strategy, Management and Marketing. In this role you will report directly to George Garrick, Chief Executive Officer.

Annual Salary: You will receive an annual base salary of $275,000 payable twice monthly, in accordance with ActivCard’s normal payroll procedures.

Bonus per Annum: You will receive a maximum annual bonus of 50% of base salary, calculated based on overall company performance and your successful completion of mutually agreed upon performance objectives. You will receive 100% guaranteed prorated bonus from your date of hire to year-end for 2003.

Stock Options: Base Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (the “Base Option”) to purchase 300,000 shares of ActivCard Corp. Common Stock (the “Base Option Shares”). The Base Option will have all exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The Base Option will vest with respect to (i) twenty-five percent (25%) of the Base Option Shares upon your completion of one (1) year of service measured from the Effective Date and (ii) the balance of the Base Option Shares in a series of thirty-six (36) successive equal monthly installments upon your completion of each additional month of service over the three (3)-year period measured from the first anniversary of the Effective Date. Vesting of the Base Option will depend on your commencement of and continued employment with the Company. In no event will the Base Option vest for any additional option shares after your cessation of employment service. The Base Option will be subject to the terms of the ActivCard Corp. 2002 Stock Option Plan. You agree to execute the Company’s form Stock Option Agreement, except as modified to reflect the terms herein. Of these “Base Option” shares, the Company will grant the maximum number of options permissible in the form of Incentive Stock Options, with the remainder of options to be issues as Non-qualified options.

Supplemental Option Grant The Company will also recommend that the Board of Directors grant you an option (the “Supplemental Option”) to purchase 225,000 shares of the ActivCard Corp. Common Stock (the “Supplemental Option Shares”). The Supplemental Option will have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The Supplemental Option will vest with respect to one-third (1/3) of the Supplemental Option Shares at the end of the fifth, sixth and seventh (5th, 6th and 7th) years following the date of grant, provided that you continue to be employed by the Company on each such date. However, at such time when the criteria referred to in (i), (ii) and (iii) below are met, the unvested portion of the Supplemental Option will fully vest and become exercisable as follows:

(i) 75,000 of the Supplemental Option Shares will vest at such time as the per share closing price of ActivCard Corp. Common Stock on the Nasdaq National Market reaches and exceeds $20 each trading day for a consecutive period of 90 calendar days;

(ii) 75,000 of the Supplemental Option Shares will vest at such time as the per share closing price of ActivCard Corp. Common Stock on the Nasdaq National Market reaches and exceeds $30 each trading day for a consecutive period of calendar 90 days; and

(iii) 75,000 of the Supplemental Option Shares will vest at such time as the per share closing price of ActivCard Corp. Common Stock on the Nasdaq National Market reaches and exceeds $40 each trading day for a consecutive period of calendar 90 days.

Other than with respect to the vesting provisions of the Supplemental Option, the Supplemental Option will be subject to the terms of the ActivCard Corp. 2002 Stock Option Plan. You agree to execute the Company’s form Stock Option Agreement, except as modified to reflect the terms herein.

Any right to purchase the Base Option Shares or the Supplemental Option Shares over time in no way alters the employment “at will” relationship described below.

Benefits: As of December 1, 2003, you are eligible to participate in Company-sponsored benefits. These consist at present of:

•	Deferred Compensation Plan;

•	Medical (Blue Shield of California HMO, PPO, or Kaiser);

•	Dental (Principal Financial Group);

•	Vision (Medical Eye Services Network);

•	Group Life and Accidental Death and Dismemberment Insurance (Union Central);

•	401K;

•	Four weeks of accrued vacation time per annum;

•	Ten paid holidays per annum;

•	One floating personal day per quarter;

•	Ten days of accrued sick time per annum.

Terms of Employment: Your employment with the Company will be “at will” and either you or ActivCard may terminate the employment relationship at any time and for any reason, with or without cause. Neither this letter, nor your acceptance thereof, constitutes a contract of employment.

However, if your employment is terminated by the Company for any reason other than for “cause,” as defined below, you will be entitled to a period of post-employment termination payments in the amount of your base salary for a period of six (6) months.

Change of Control: If there is a “Change of Control” (as defined below) and within one (1) year following the Change of Control, the Company or successor corporation terminates your employment without “Cause” (as defined below) or you resign your employment for “Good Reason” (as defined below), the vesting of the Base Option will accelerate so that you acquire a vested interest in one hundred percent (100%) of the Base Option Shares at the time of such termination. In such event, you will also be eligible to receive the severance pay benefits described in the Terms of Employment section of this letter. The Supplemental Option will be accelerated in the event of a Change of Control only to the extent that the per share sale price of ActivCard Corp. meets or exceeds the share price thresholds of the Supplemental Option as set forth in clauses (b)(i), (ii) and (iii) above, and any unvested portion of the Supplemental Option will terminate on the date of such Change of Control. In the event that any accelerated vesting of the Supplemental Option Shares is justified by the sale price, such vesting shall occur on the date of closing of the transaction without regard to your employment status following the closing of the transaction. The acceleration of vesting of options and payment of severance benefits is conditioned upon your execution of a general release in the form of the Settlement Agreement and Release attached hereto as Exhibit A. The Company will make reasonable efforts to structure any payments called for under this paragraph in a manner such that they will not constitute a “Parachute Payment” as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), including the excise tax imposed pursuant to Section 4999 of the Code.

Employment Definitions:

“Good Reason” will occur if you resign your employment as a result of and (a) within sixty (60) days after a material reduction without Cause in your primary duties and responsibilities, or (b) within thirty (30) days after a reduction without Cause by more than fifteen percent (15%) in your starting Base Salary, or (c) within thirty (30) days after the Company relocates you to an office or location that is more than fifty (50) miles from the office you were originally hired to work for the Company.

“Cause” shall mean any of the following:

(i) Failure to Perform Duties. You willfully refuse to use your best efforts to carry out the lawful material duties consistent with your position and as directed by the Chief Executive Officer, and after written notice thereof which sets forth in detail the specific respects in which the Chief Executive Officer believes you have not substantially performed your duties, you fail to correct such behavior within a reasonable period of time but not more than thirty (30) days after being served with written notice.

(ii) Adverse Conduct. You are convicted of, plea “guilty” or “no contest” to a felony offense or commit any act of misconduct which is likely to be materially detrimental to the reputation of the Company, or commit an act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or

(iii) Breach Agreement or Policy. You materially breach this Offer, the Proprietary Information and Inventions Agreement, or any other material written agreement between you and the Company or you materially breach or violate any lawful material employment policy of the Company, which is detrimental to the Company, including those prohibiting harassment of another employee.

“Change of Control” shall mean the sale of all or substantially all of the assets of the Company to a non-affiliate, or any merger or consolidation of ActivCard Corp. with or into another corporation or any other transaction in which the holders of more than 50% of the shares of capital stock of ActivCard Corp. outstanding immediately prior to such transaction do not continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction. For further clarification, a reorganization or similar transaction amongst ActivCard Corp. and/or its affiliates shall not be deemed to constitute a Change of Control.

“Disability” shall mean that you have failed to perform your duties after reasonable accommodation by the Company for a period of not less than ninety (90) consecutive days as a result of your incapacity due to physical or mental injury, disability, injury or illness.

As an employee of the Company, you will be expected to devote all of your business time, skill, attention, and best efforts to ActivCard’s business and to fulfill your responsibilities to the best of your abilities.

Your signature on the attached Acceptance and Acknowledgement page acknowledges your understanding that your employment is contingent upon your providing appropriate legal proof of eligibility to be employed in the United States within three days of your start date as well as signing the Company’s customary Employee Proprietary Information Agreement, a copy of which is attached.

Start Date: Your employment with ActivCard will commence on December 1, 2003 or as mutually agreed upon.

Please indicate your acceptance of the terms of this offer by returning a signed copy of this letter to me. This offer is valid through the close of business on October 17, 2003.

Frank, we are excited about having you as a member of the ActivCard team, and all of us look forward to working with you.

Sincerely,

/s/ GEORGE GARRICK
George Garrick
Chief Executive Officer
ActivCard

Enclosures:	Duplicate Letter
Employee Confidential Information Agreement

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment. I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with ActivCard S.A. I will provide a listing of any current Board-level obligations to the Chief Financial Officer of ActivCard S.A. to be presented at the first Board meeting that follows my acceptance of this position with the Company. I will provide a written request to the Chief Financial Officer seeking his approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States within three days of my start date as well as signing the Company’s customary Employee Confidential Information Agreement, a copy of which is attached.

Signed:	/s/ FRANK W. BISHOP, JR.
Frank W. Bishop, Jr.

Date:	10-17-03

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